Exhibit 99.2

For Immediate Release

First Capital Bancorp, Inc. Announces Exercise of Over-allotment Option

For Common Stock Offering

July 12, 2007, Glen Allen, Virginia. First Capital Bancorp, Inc. (Nasdaq: FCVA), a bank holding company, announced today the issuance of an additional 152,900 shares of common stock as a result of the exercise of the over-allotment option granted to the underwriters of First Capital Bancorp’s public offering of 1,020,000 shares of its common stock at $15.75 per share which closed on June 19, 2007. The net proceeds to First Capital Bancorp from this offering, including the exercise of the over-allotment option, was approximately $17.2 million.

The lead underwriter and sole book-running manager for the offering was Davenport & Company LLC, with Anderson & Strudwick, Inc. acting as co-manager. Copies of the prospectus relating to this offering may be obtained by contacting Gary S. Penrose, at Davenport & Company LLC, One James Center, 901 East Cary Street, Richmond, VA 23219.

First Capital Bancorp, Inc. is headquartered in Glen Allen, VA, and has one wholly-owned subsidiary, First Capital Bank. First Capital Bank operates six full service branches throughout the greater Richmond metropolitan area.

Contact:	Robert G. Watts, Jr., President & CEO (804) 273-1160
William W. Ranson, SVP & CFO (804) 273-1160